Exhibit (h.6)

ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of this 20th day of November, 2002, by and between ICAP Funds, Inc., a Maryland corporation (the “Corporation”), and UMB Fund Services, Inc., a Wisconsin corporation (the “Administrator”).

WHEREAS, the Corporation is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “Act”).  The Corporation is authorized to create separate series, each with its own separate investment portfolio, and the beneficial interest in each such series will be represented by a separate series of shares; and

WHEREAS, the Corporation and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide administration and fund accounting services to such investment portfolios of the Corporation as are listed on Schedule A hereto and any additional investment portfolios the Corporation and Administrator may agree upon and include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a “Fund” and collectively the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.

Appointment

The Corporation hereby appoints the Administrator as administrator and fund accountant of the Funds for the period and on the terms set forth in this Agreement.  The Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.

Services as Administrator

(a)

Subject to the direction and control of the Corporation's Board of Directors and utilizing information provided by the Corporation and its agents, the Administrator will:  (1) provide office space, facilities, equipment and personnel to carry out its services hereunder; (2) compile data for and prepare with respect to the Funds timely Notices to the Securities and Exchange Commission (the “Commission”) required pursuant to Rule 24f-2 under the Act and Semi-Annual Reports on Form N-SAR; (3) prepare for execution by the Corporation and file all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Corporation’s custodian or transfer agent; (4) prepare compliance filings relating to the registration of the securities of the Funds pursuant to state securities laws with the advice of the Corporation’s counsel; (5) prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(d) under the Act; (6) assist to the extent requested by the Corporation with the preparation of the Registration Statement for the Corporation (on Form N-1A or any replacement therefor) and any amendments thereto, and proxy materials; (7) monitor each Fund’s expense accruals and cause all appropriate expenses to be paid from Corporation assets on proper authorization from the Corporation; (8) calculate daily net asset values and income factors of each Fund; (9) maintain all general ledger accounts and related subledgers; (10) perform security valuations in accordance with the terms of the Funds’ then current Prospectus and instructions of the Funds’ Board of Directors; (11) assist in the acquisition of the Corporation’s fidelity bond required by the Act, monitor the amount of the bond and make the necessary Commission filings related thereto; (12) from time to time as the Administrator deems appropriate, check each Fund’s compliance with the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus, Statement of Additional Information, By-laws and Articles of Incorporation and monitor each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (but this function shall not relieve the Corporation’s investment adviser of its primary day-to-day responsibility for assuring such compliance); (13) maintain, and/or coordinate with the other service providers the maintenance of, the accounts, books and other documents required pursuant to Rule 31a-1(a) and (b) under the Act; and (14) generally assist in the Corporation’s administrative operations.  The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

(b)

The Directors of the Corporation shall cause the officers, adviser, distributor, if any, legal counsel, independent accountants, custodian and transfer agent for the Funds to cooperate with the Administrator and to provide the Administrator, upon request, with such information, documents and advice relating to the Funds and the Corporation as is within the possession or knowledge of such persons, in order to enable the Administrator to perform its duties hereunder.  In connection with its duties hereunder, the Administrator shall be entitled to rely, and shall be held harmless by the Corporation when acting in reliance, upon the instruction, advice, information or any documents relating to the Funds provided to the Administrator by any of the aforementioned persons.  Fees charged by such persons shall be an expense of the respective Fund.  The Administrator shall be entitled to rely on any document which it reasonably believes to be genuine and to have been signed or presented by the proper party.  The Administrator shall not be held to have notice of any change of authority of any officer, agent or employee of the Corporation until receipt of written notice thereof from the Corporation.  The Administrator shall cooperate with the Corporation and its legal counsel, independent accountants, custodian and transfer agent upon reasonable request in order to enable the Corporation’s service providers to perform their duties with respect to the Funds.

(c)

In compliance with the requirements of Rule 31a-3 under the Act, the Administrator hereby agrees that all records which it maintains for the Corporation are the property of the Corporation and further agrees to surrender promptly to the Corporation any of such records upon the Corporation's request free of any liens and charges.  The Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the Act the records described in (a) above which are maintained by the Administrator for the Corporation.

(d)

The Administrator shall perform its duties hereunder in compliance with all applicable laws.

(e)

The Funds’ Board of Directors and the Funds’ investment adviser have and retain primary responsibility for all compliance matters relating to the Funds including but not limited to compliance with the Investment Company Act of 1940, as amended, the Internal Revenue Code of 1986, as amended, and the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information. The Administrator’s monitoring and other functions hereunder shall not relieve the Board and the investment adviser of their responsibilities for assuring such compliance.

3.

Fees; Delegation; Expenses

(a)

In consideration of the services rendered pursuant to this Agreement, the Corporation will pay the Administrator a fee, computed daily and payable monthly, at the annual rates specified on Schedule B attached hereto, plus out-of-pocket expenses.  Out-of-pocket expenses include, but are not limited to, travel, lodging and meals in connection with travel on behalf of the Corporation, programming and related expenses (previously incurred or to be incurred by Administrator) in connection with providing electronic transmission of data between the Administrator and the Funds' other service providers, brokers, dealers and depositories, and photocopying, postage and overnight delivery expenses.  The minimum annual fee to be paid by the Corporation to the Administrator hereunder (exclusive of out-of-pocket expenses) shall be $65,000 per year for the first Fund and $55,000 per year for each Fund thereafter.  Fees shall be paid at a rate that would aggregate at least the applicable minimum fee.  In addition to the foregoing, the Corporation shall pay to Administrator $30,000 for administrative organizational services performed by Administrator, plus out-of-pocket expenses related thereto.

(b)

For the purpose of determining fees payable to the Administrator, net asset value shall be computed in accordance with the Corporation's Prospectuses and resolutions of the Corporation’s Board of Directors.  The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion which such period bears to the full monthly period.  Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  Should the Corporation be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)

The Administrator will bear all expenses in connection with the performance of its services under this Agreement except as otherwise provided herein.  Other costs and expenses to be incurred in the operation of the Funds, including, but not limited to:  taxes; interest; brokerage fees and commissions, if any; salaries, fees and expenses of officers and Directors; Commission fees and state Blue Sky fees; advisory and administration fees; charges of custodians, transfer agents dividend disbursing and accounting services agents; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; typesetting, printing, proofing and mailing of prospectuses, statements of additional information, supplements, notices and proxy materials for regulatory purposes and for distribution to current shareholders; typesetting, printing, proofing and mailing and other costs of shareholder reports; expenses incidental to holding meetings of the Fund's shareholders and Directors; and any extraordinary expenses; will be borne by the Funds or their investment adviser.  Expenses incurred for distribution of fund shares, including the typesetting, printing, proofing and mailing of prospectuses for persons who are not shareholders of the Corporation, will be borne by the Corporation or its investment adviser.

4.

Proprietary and Confidential Information

The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Corporation all records and other information relative to the Funds and prior, present or potential shareholders of the Corporation (and clients of said shareholders), and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Corporation, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Corporation.

5.

Limitation of Liability

The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

6.

Term

(a)

This Agreement shall become effective as with respect to each Fund listed on Schedule A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed.  If not terminated as provided herein, this Agreement shall continue automatically in effect as to each Fund for successive annual periods.

(b)

This Agreement may be terminated with respect to any one or more particular Funds without penalty (i) upon mutual consent of the parties, or (ii) by either party upon not less than ninety (90) days’ written notice to the other party (which notice may be waived by the party entitled to the notice).  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Administrator and the Corporation.

7.

Non-Exclusivity

The services of the Administrator rendered to the Corporation are not deemed to be exclusive.  The Administrator may render such services and any other services to others, including other investment companies.  The Corporation recognizes that from time to time directors, officers and employees of the Administrator may serve as directors, trustees, officers and employees of other corporations or trusts (including other investment companies), that such other entities may include the name of the Administrator as part of their name and that the Administrator or its affiliates may enter into investment advisory or other agreements with such other corporations or trusts.

8.

Governing Law; Invalidity

This Agreement shall be governed by Wisconsin law.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the Act or any rule or order of the Commission thereunder.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.

Notices

Any notice required or to be permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows:  Notice to the Administrator shall be sent to UMB Fund Services, Inc., 803 West Michigan Street, Suite A, Milwaukee, WI, 53233, Attention: General Counsel, and notice to the Corporation shall be sent to 225 West Wacker Drive, Suite 2400, Chicago, Illinois, 60606, Attention Pamela Conroy.

10.

Entire Agreement

This Agreement constitutes the entire Agreement of the parties hereto.

11.

 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

ICAP FUNDS, INC.

By: /s/ Pamela H. Conroy

Vice President and Treasurer

UMB FUND SERVICES, INC.

By: /s/ Peter Hammond

Executive Vice President

Schedule A

to the

Administration and Fund Accounting Agreement

by and between

ICAP Funds, Inc.

and

UMB Fund Services, Inc.

Name of Fund	Effective Date

ICAP Discretionary Equity Portfolio	November 20, 2002
ICAP Equity Portfolio	November 20, 2002
ICAP Select Equity Portfolio	November 20, 2002
ICAP Euro Select Equity Portfolio	November 20, 2002

 Schedule B

to the

Administration and Fund Accounting Agreement

by and between

ICAP Funds, Inc.

and

UMB Fund Services, Inc.

Name of Fund	Annual Fees		Minimum Fee

Equity Portfolio	Up to $50 Million $50 Million to $100 Million $100 Million to $250 Million Over $250 Million	17.0 basis points 9.0 basis points 5.0 basis points 2.0 basis points	$60,000

Discretionary Equity Portfolio	Up to $50 Million $50 Million to $100 Million $100 Million to $250 Million Over $250 Million	17.0 basis points 9.0 basis points 5.0 basis points 2.0 basis points	$60,000

Select Equity Portfolio	Up to $50 Million $50 Million to $100 Million $100 Million to $250 Million Over $250 Million	17.0 basis points 9.0 basis points 5.0 basis points 2.0 basis points	$55,000

Euro Select Equity Portfolio	Up to $50 Million $50 Million to $100 Million $100 Million to $250 Million Over $250 Million	17.0 basis points 9.0 basis points 5.0 basis points 2.0 basis points	$55,000

Fees shall be applied separately to each of the Funds as indicated.  The Corporation shall also pay/reimburse the Administrator’s out-of-pocket expenses as described in the Agreement.  Fees for additional funds or classes of funds shall be separately established and agreed upon by the parties.